Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts”, and the inclusion of our report dated March 4, 2015, for the year ended December 31, 2014 related to the financial statements of Pershing Gold Corporation (Formerly Sagebrush Gold Ltd.) included in its Annual Report (Form 10-K) for the year ended December 31, 2014 and the unaudited interim financial statements for the three months ended March 31, 2015 both as filed with the Securities and Exchange Commission, which appear in Amendment No. 1 to Pershing Gold Corporation’s Registration Statement on Form S-1 filed on or about June 16, 2015.

/s/ KBL, LLP

KBL, LLP

New York, NY

June 16, 2015

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